Exhibit 3.1

BC NO: 1553620

British Virgin Islands

The BVI Business Companies Act, 2004

(No. 16 of 2004)

Memorandum of Association

and

Articles of Association

of

Luokung Technology Corp.

Incorporated the 24th day of October, 2009

Amended and Restated on each of the 11th December 2009, 17th December 2009, 25th March 2010, 21st May 2018, 17 August 2018, 20 August 2018, 26 November 2019, 27 December 2019, 24 November 2020, 1 December 2020, 24 December 2020, 24 August 2022 and [*] 2023

Conyers Trust Company (BVI) Limited

Commerce House, Wickhams Cay 1

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(No. 16 of 2004)

MEMORANDUM OF ASSOCIATION

OF

Luokung Technology Corp.

NAME

1.	The name of the Company is Luokung Technology Corp.

TYPE OF COMPANY

2.	The Company is a company limited by shares.

REGISTERED OFFICE

3.

The first Registered Office of the Company is the offices of Portcullis TrustNet (BVI) Limited, Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands, the office of the registered agent.

As at the date of adoption of this memorandum, the Registered Office of the Company had changed to Commerce House, Wickhams Cay 1, P. O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, the office of the registered agent of the Company.

REGISTERED AGENT

4.

The first Registered Agent of the Company is Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands.

As at the date of adoption of this memorandum, the Registered Agent of the Company had changed to Conyers Trust Company (BVI) Limited of Commerce House, Wickhams Cay 1, P. O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

AUTHORISED NUMBER OF SHARES

5.	The Company is authorised to issue a maximum of 1,028,295,182 shares of par value of US$[*] each.

CLASSES, NUMBER AND PAR VALUE OF SHARES

6.	As at the date of adoption of this memorandum, the Company is authorized to issue (a) 1,000,000,000 ordinary shares of par value of US$[*] each (“Ordinary Shares”); (b) 5,000,000 preferred shares of par value of US$[*] each (“Preferred Shares”); (c) 21,794,872 series A preferred shares of par value of US$[*] each (“Series A Preferred Shares”) and (d) 1,500,310 series B preferred shares of par value of US$[*] each (“Series B Preferred Shares”).

FRACTIONAL SHARES

7.	The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS ATTACHING TO SHARES

8.	(1)	Subject to the memorandum and articles of association (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), an Ordinary Share of the Company confers on the holder;

(a)	the right to one vote at a meeting of the members of the Company or on any Resolution of Members;

(b)	the right to an equal share in any Distribution paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

(2)	Subject to the memorandum and articles of association (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a Preferred Share of the Company confers on the holder;

(a)	the right to 399 votes at a meeting of the members of the Company or on any Resolution of Members;

(b)	the right to an equal share in any Distribution paid by the Company;

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

(d)	be freely transferable, in whole or in part, by Mr. Xuesong Song to any third party through one or more Private Transactions, subject to Applicable Law; and

(e)	be freely transferable, in whole or in part, by Mr. Xuesong Song to any third party through one or more Public Transactions, subject to Applicable Law and Automatic Conversion of such Preferred Share(s) into Ordinary Share(s).

(3)	Subject to the memorandum and articles of association (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a Series A Preferred Share of the Company confers on the holder;

(a)	no right to vote at a meeting of the members of the Company or on any Resolution of Members;

(b)	the right to an equal share in any Distribution paid by the Company;

(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation;

(d)	the right, at such holder’s sole discretion, to convert all or any portion of the holder’s Series A Preferred Shares into Ordinary Shares at any time commencing after the date of issue of such Series A Preferred Shares. The conversion rate for the Series A Preferred Shares shall be one (1) Ordinary Share for every one (1) Series A Preferred Share. Before any holder of Series A Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificate(s) for such Ordinary Shares, he shall surrender the certificate(s) for his Series A Preferred Shares at the office of the Company and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares a certificate(s) for the number of Ordinary Shares to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate(s) for the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder(s) of such Ordinary Shares on such date. The directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Series A Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares. The provisions of clause 8(3)(e) shall not apply to the Ordinary Shares so converted; and

(e)	the right, at such holder’s sole discretion, to require the redemption or repurchase by the Company of all or any portion of the holder’s Series A Preferred Shares in cash at a Repurchase Price defined below upon the following events: (1) six (6) months after the closing date as defined in the Share Subscription Agreement; (2) the proposed acquisition of eMapgo Technologies (Beijing) Co., Ltd. (the “Proposed Acquisition”) by the Company is terminated; (3) the Company breaches the Share Subscription Agreement; or (4) within six (6) months from the closing date as defined in the Share Subscription Agreement provided that the Company has sufficient funds after completing the Proposed Acquisition by the Company. The repurchase price for each Series A Preferred Shares shall be the higher of (i) US$1.95 per share; or (ii) the US dollars equivalent to RMB13.7648 per share (the “Repurchase Price”), where the exchange rate shall be the central parity rate between RMB and USD published by the People’s Bank of China the day before Geely issues the repurchase notice, plus an eight percent (8%) annual simple interest rate basis calculated from the date such Purchase Price was fully paid until the date of full payment of the Repurchase Price, which shall be made in a lump sum on the date of the payment of the Repurchase Price, plus all declared but unpaid dividends with respect to the Series A Preferred Shares. Before any holder of Series A Preferred Shares shall be entitled to require the redemption or repurchase by the Company of all or any portion of the holder’s Series A Preferred Shares, he shall surrender the certificate(s) for his Series A Preferred Shares at the office of the Company and shall give written notice to the Company (the “Redemption Notice”) at such office that he elects to require the redemption or repurchase by the Company of the same. The Company shall pay the corresponding Repurchase Price within sixty (60) days following twelve (12) months after the Purchased Shares are issued.

(4)	Subject to the memorandum and articles of association (and, for greater clarity, without prejudice to any special rights conferred thereby on the holders of any other shares), a Series B Preferred Share of the Company confers on the holder;

(a)	Subject to compliance with the requirements of the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and other restrictions under the purchase agreement entered into by and among the Company, Zhi-Xun Wang and Hong-Bin Lu (the “Parties”) and other parties named therein on 27 August 2019 and the supplemental agreement entered into by and among the Parties and other parties on 11 October 2019, the Series B Preferred Shares shall be redeemable at the option of holders of the Series B Preferred Shares by delivery of a written request to the Purchaser (“Redemption Request”) within the period from 6th month to 12th month after its issuance. The Company cannot reject such Redemption Request and shall make the best efforts to implement such redemption by paying cash within 10 working days after receipt of the Redemption Request. The redemption price for each Series B Preferred Share redeemed shall be an amount of USD equivalent to RMB28.75 per share plus an internal rate of return of 10% per year.

(b)	Any Series B Preferred Share may, at the option of the holder thereof, be converted into fully-paid and non-assessable Ordinary Shares without any restrictions under the Securities Act of 1933, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, this memorandum or any other contracts within the period from 9th month to 12th month after its issuance. The conversion ratio for Series B Preferred Shares to Ordinary Shares shall be 1:1.

(5)	The directors may at their discretion by resolution of directors redeem, purchase or otherwise acquire all or any of the shares in the Company subject to the Articles.

VARIATION OF CLASS RIGHTS

9.	If at any time the issued shares are divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

10.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

CAPACITY AND POWERS

11.	Subject to the Act, any other British Virgin Islands legislation and paragraph 12 below the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction;

(b)	for the purposes of paragraph (a), full rights, powers and privileges; and

(c)	full powers to issue shares with pre-emptive rights, subject to the Articles.

LIMITATIONS ON THE COMPANY’S BUSINESS

12.	For the purposes of section 9(4) of the Act the Company may not;

(a)	carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under the Insurance Act 1994;

(c)	carry on business of company management, unless it is licensed under the Company Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands;

(e)	carry on the business as a mutual fund, manager of mutual funds or administrator of mutual funds unless it is recognized or licenced as the case may be under the Mutual Funds Act 1996; or

(f)	carry on any other business that gives rise to a licencing requirement under any law for the time being in force in the British Virgin Islands unless it is licenced, regulated, recognised or otherwise approved pursuant to such law.

REGISTERED SHARES AND PROHIBITION ON ISSUE OF BEARER SHARES

13.	Shares in the Company may only be issued as registered shares. The issue of shares to bearer is prohibited.

PROHIBITION ON EXCHANGE AND CONVERSION OF REGISTERED SHARES TO BEARER SHARES

14.	The exchange or conversion of registered shares to bearer shares is prohibited.

TRANSFER OF REGISTERED SHARES

15.	Subject to the provisions of the Articles the Company may upon receipt of an instrument of transfer enter the name of the transferee in the register of members subject to the prior or simultaneous approval of the Company as evidenced by a resolution of directors or by a resolution of members. Subject to any resolution of the members to the contrary, the directors may resolve by resolution of directors to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution of directors.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

16.1	The Company may amend its Memorandum or Articles by a resolution of members or by a resolution of directors provided that the directors shall not have the power to amend the Memorandum or Articles;

(a)	to restrict the rights or powers of the members to amend the Memorandum or Articles;

(b)	to change the percentage of members required to pass a resolution to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the members; or

(d)	to Clauses 8, 9, 10 or this Clause 16.

16.2	No amendment may be made to Regulation 81 of the Articles unless approved by an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

DEFINITIONS

17.	The meanings of words in this Memorandum are as defined in the Articles.

We, Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 27th day of October, 2009.

Incorporator

/s/ Nicole Wheatley
Portcullis TrustNet (BVI) Limited
Portcullis TrustNet Chambers
P.O. Box 3444
Road Town, Tortola
British Virgin Islands
(Sgd. Nicole Wheatley)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(No. 16 of 2004)

ARTICLES OF ASSOCIATION

OF

Luokung Technology Corp.

PRELIMINARY

1.	In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meaning

Applicable Law Act

all Laws, including those of a jurisdiction in or outside of the United States, applicable to the Private or Public Transactions.

the BVI Business Companies Act, 2004 (No 16 of 2004.) including any modification, extension, re-enactment or renewal thereof and any regulations made thereunder.

Articles Automatic Conversion

these Articles of Association as originally framed or as from time to time amended.

each Preferred Share shall be automatically converted at any time after issue and without the payment of any additional sum into an equal number of fully paid Ordinary Shares upon the conclusion of any transfer by Mr. Xuesong Song to any third party through one or more Public Transactions.

Designated Stock Exchange	either the Nasdaq National Stock Market, Inc. or such other exchange or quotation bureau on which, the Company’s Securities are listed or traded; provided that until the Securities are listed on any such “Exchange” the rules of any such Designated Stock Exchange shall be inapplicable to these Articles.

director	a director of the Company.

distribution	in relation to a distribution by a company to a member, means

(i)	the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of the member or

(ii)	the incurring of a debt to or for the benefit of a member,

in relation to shares held by a member, and whether by means of a purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend.

Independent Director	a person who meets the then current requirements for “independence” of the applicable rules and regulations of the U.S. Securities and Exchange Commission and the Designated Stock Exchange.

member or shareholder	in relation to the Company, means a person whose name is entered in the register of members as the holder of one or more shares, or fractional shares, in the Company.

Memorandum Mr. Xuesong Song Ordinary Shares

the Memorandum of Association of the Company as originally framed or as from time to time amended.

the founder, a director and Chairman of LK Technology Ltd.

issued or unissued ordinary shares of par value of US$[*] each of the Company having the rights, preferences and privileges set out in the Memorandum

Person Preferred Shares Private Transactions Public Transactions

An individual, a corporation, a trust, trustee, the estate of a deceased individual, a partnership or an unincorporated association of persons.

issued or unissued preferred shares of par value US$[*] each of the Company having the rights, preferences and privileges set out in the Memorandum.

transactions that are not considered as a Public Transaction.

transactions through any national securities exchanges and/or through the automated quotation system including but not limited to NASDAQ, NYSE (including NYSE American) or OTC Markets, or any transaction executed by the broker or with a market maker.

Related Party	(a) any director, officer and employee of the Company; (b) any family member of such director, officer and employee; and (c) any entity (e.g. a corporation, partnership, or trust) controlled by or set up for the benefit of a director, officer or employee, or a family member of such director, officer or employee.

Relevant System	A facility for the electronic transfer of uncertificated securities administered by The Depository Trust Company or such other Person regulated by the SEC.

resolution of directors	(a)	A resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b)

a resolution consented to in writing by a simple majority of the directors or of all members of the committee, as the case may be;

except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

resolution of members	Subject to the provisions of the Memorandum and Articles means:

	(a)	A resolution approved at a duly convened and constituted meeting of the members of the Company by the affirmative vote of

		(i)	a majority of in excess of 50% of the votes of the shares entitled to vote and voting on the resolution, or

		(ii)	a majority of in excess of 50% of the votes of each class or series of shares entitled to vote as a class or series and voting on the resolution and a majority of in excess of 50% of the votes of the remaining shares entitled to vote and voting on the resolution; or

(b) a resolution consented to in writing by

(i) an absolute majority of the votes of shares entitled to vote thereon, or

(ii) an absolute majority of the votes of each class or series of shares entitled to vote thereon as a class or series and of an absolute majority of the votes of the remaining shares entitled to vote thereon.

Seal	Any Seal which has been duly adopted as the common seal of the Company.

SEC	The United States Securities and Exchange Commission.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.
Series A Preferred Shares	issued or unissued series A preferred shares of par value US$[*] each of the Company having the rights, preferences and privileges set out in the Memorandum.
Series B Preferred Shares	issued or unissued series B preferred shares of par value US$[*] each of the Company having the rights, preferences and privileges set out in the Memorandum.

Shares	Ordinary Shares and/or Preferred Shares and/or Series A Preferred Shares and/or Series B Preferred Shares, as the case may be.
Share Subscription Agreement	the share subscription agreement entered into between the Company and Geely Technology Group Co., Ltd. dated 13 November 2019

solvency test	a company satisfies the solvency test if;

(i) the value of the company’s assets exceeds its liabilities, and

(ii) the company is able to pay its debts as they fall due.

treasury shares	shares in the Company that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled.

2.	“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.	A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTERED SHARES

7.	Every member holding registered shares in the Company shall be entitled to a certificate signed by a director or officer of the Company or such other person who may be authorised from time to time by resolution of directors or under the Seal, with or without the signature of any director of the Company, specifying the share or shares held by him and the signature of the director or officer or person so authorised and the Seal may be facsimiles.

8.	Any member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of directors.

9.	If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any distribution payable in respect of such shares.

10.	Nothing in these Articles shall require title to any shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange permit otherwise.

SHARES AND ISSUED SHARES

11.	Subject to the provisions of these Articles and, if applicable, the rules of the Designated Stock Exchange, and any resolution of members, the directors of the Company may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine. The directors shall not issue more shares than the maximum number provided for in the Memorandum.

12.	The Company may issue fully paid, partly paid or nil paid shares as well as bonus shares. A partly paid or nil paid share or a share issued for a promissory note or other written obligation for payment of a debt may be issued subject to forfeiture in the manner prescribed in these Articles.

13.	Shares in the Company may be issued for consideration in any form, including money, a promissory note or other obligation to contribute money or property, real property, personal property (including goodwill and know-how) services rendered or a contract for future services and the amount of such consideration shall be determined by resolution of directors, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.

14.	Before issuing shares for a consideration other than money, the directors shall pass a resolution stating;

(a)	the amount to be credited for the issue of the shares;

(b)	their determination of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the shares.

15.	A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

16.	Treasury shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by resolution of directors determine.

17.	Subject to these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares save that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the member whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the shares without their consent.

18.	No purchase, redemption or other acquisition of shares shall be made unless the directors determine by resolution of the directors that immediately after the purchase, redemption or other acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

19.	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

20.	A determination by the directors under Article 18 is not required;

(a)	the Company redeems a share or shares pursuant to a right of a member to have his shares redeemed or to have his shares exchanged for money or other property of the Company; or

(b)	by virtue of the provisions of Section 179 of the Act.

21.	Shares that the Company purchases, redeems or otherwise acquires pursuant to Article 17 may be cancelled or held as treasury shares except to the extent that such shares are in excess of 80 percent of the issued shares of the Company in which case they shall be cancelled but they shall be available for reissue.

22.	Shares in the Company shall only be held as treasury shares where the directors of the Company resolve as such and the number of shares acquired, when aggregated with shares of the same class already held by the Company as treasury shares, does not exceed 50% of the shares of that class previously issued by the Company, excluding shares that have been cancelled. All rights and obligations attaching to a treasury share are suspended and shall not be exercised by or against the Company while it holds the share as a treasury share. Treasury shares may be reissued by the Company as new shares.

23.	The Company shall keep a register of members containing;

(a)	the names and addresses of the persons who hold registered shares in the Company;

(b)	the number of each class and series of registered shares held by each member;

(c)	the date on which the name of each member was entered in the register of members;

(d)	the date on which any person ceased to be a member; and

(e)	such other information as may be prescribed pursuant to the Act.

24.	The register of members may be in any such form as the directors may approve but if it is in magnetic, electronic or other data storage form, the company must be able to produce legible evidence of its contents.

25.	The original or a copy of the register of members shall be kept at the registered office of the Company or at the office of the registered agent of the Company.

26.	A share is deemed to be issued when the name of the member is entered in the register of members.

27.	Subject to the Act and the rules of the Designated Stock Exchange, the board of directors without further consultation with the holders of any shares or Securities may resolve that any class or series of shares or other Securities from time to time in issue or to be issued (including shares in issue at the date of the adoption of these Articles) may be issued, held, registered and converted to uncertificated form.

28.	Conversion of shares held in certificated form into shares held in uncertificated form, and vice versa, may be made in such manner as the board of directors, in its absolute discretion, may think fit. The Company or any duly authorised transfer agent (a “Transfer Agent”) shall enter on the register of members how many shares are held by each member in uncertificated form and in certificated form and shall maintain the register of members. Notwithstanding any provision of these Articles, a class or series of shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated Shares or as a result of any provision of these Articles which apply only in respect of certificated or uncertificated shares.

MORTGAGES AND CHARGES OF REGISTERED SHARES

29.	Members may mortgage or charge their registered shares in the Company with such mortgage or charge being evidenced in writing and signed by, or with the authority of the registered holder of a registered share to which the mortgage or charge relates. The Company shall give effect to the terms of any valid mortgage or charge except insofar as it may conflict with any requirements herein contained for consent to the transfer of shares.

30.	In the case of the mortgage or charge of registered shares there may be entered in the share register of the Company at the request of the registered holder of such shares

(a)	a statement that the shares are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the aforesaid particulars are entered in the share register.

31.	Where particulars of a mortgage or charge are entered in the register of members, such particulars shall be cancelled

(a)	with the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

32.	Whilst particulars of a mortgage or charge over registered shares are entered in the register of members pursuant to the preceding articles no transfer of any share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorized to act on his behalf.

FORFEITURE

33.	When shares not fully paid on issue or issued for a promissory note or other written obligation for payment of a debt have been issued subject to forfeiture, the following provisions shall apply.

34.	Written notice specifying a date for payment to be made and the shares in respect of which payment is to be made shall be served on the member who defaults in making payment pursuant to a promissory note or other written obligations to pay a debt.

35.	The written notice specifying a date for payment shall

(a)	name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which payment required by the notice is to be made; and

(b)	contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

36.	Where a written notice has been issued and the requirements of the notice have not been complied with within the prescribed time, the directors may at any time before tender of payment forfeit and cancel the shares to which the notice relates.

37.	The Company is under no obligation to refund any moneys to the member whose shares have been forfeited and cancelled pursuant to these provisions. Upon forfeiture and cancellation of the shares the member is discharged from any further obligation to the Company with respect to the shares forfeited and cancelled.

LIEN

38.	The Company shall have a first and paramount lien on every share issued for a promissory note or for any other binding obligation to contribute money or property or any combination thereof to the Company, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member of the Company or not. The Company’s lien on a share shall extend to all distributions payable thereon. The directors may at any time either generally, or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Article.

39.	In the absence of express provisions regarding sale in the promissory note or other binding obligation to contribute money or property, the Company may sell, in such manner as the directors may by resolution of directors determine, any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of twenty-one days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

40.	The net proceeds of the sale by the Company of any shares on which it has a lien shall be applied in or towards payment of discharge of the promissory note or other binding obligation to contribute money or property or any combination thereof in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the holder of the share immediately before such sale. For giving effect to any such sale the directors may authorize some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the sale.

TRANSFER OF SHARES

41.	Registered shares in the Company are transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall be signed by the transferee if registration as a holder of the share shall impose a liability to the Company on the transferee. The instrument of transfer of a registered share shall be sent to the Company for registration.

42.	The board of directors may resolve that interests in shares in the form of depositary receipts may be transferred or otherwise dealt with in accordance with the regulations and practices instituted by the operator of the Relevant System and any holder of interests in shares shall be entitled to transfer such interests by means of such Relevant System and the operator of the Relevant System shall act as agent of the holders of such interests for the purposes of the transfer of those interests.

43.	The register of members may be closed at such times and for such periods as the board of directors may from time to time determine, upon notice being given by advertisement in such newspapers as may be required by the Act and the practice of the Designated Stock Exchange.

44.	The transfer of a registered share is effective when the name of the transferee is entered on the register of members.

45.	If the directors of the Company are satisfied that an instrument of transfer relating to shares has been signed but that the instrument has been lost or destroyed, they may resolve;

(a)	to accept such evidence of the transfer of the shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

46.	The Company must on the receipt of an instrument of transfer from the transferor or transferee of a registered share in the Company enter the name of the transferee of the share in the register or members unless the directors, if permitted by the Memorandum or these Articles, resolve by resolution of directors to refuse or delay the registration of the transfer for reasons that shall be specified in the resolution of directors.

TRANSMISSION OF SHARES

47.	The personal representative of a deceased member may transfer a share even though the personal representative is not a member at the time of the transfer.

48.	The personal representative, executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three Articles.

49.	The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the British Virgin Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

50.	The Company may enter in the register of members the name of any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy upon such evidence being produced as may reasonably be required by the directors.

51.	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

52.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORISED AND UNISSUED SHARES

53.	The Company may amend the Memorandum to increase or reduce the maximum number of shares the Company is authorised to issue and may in respect of any unissued shares increase or reduce the number of such shares, or effect any combination of the foregoing.

54.	The Company may

(1) (a) divide its shares, including issued shares, into a larger number of shares; or

(b) combine its shares, including issued shares, into a smaller number of shares.

(2)	A division or combination of shares, including issued shares, of a class or series shall be for a larger or smaller number, as the case may be, of shares in the same class or series.

(3)	A company shall not divide its shares under subsection (1)(a) or (2) if it would cause the maximum number of shares that the Company is authorised to issue by its memorandum to be exceeded.

(4)	Where shares are divided or combined under this article, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

MEETINGS AND CONSENTS OF MEMBERS

55.	The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the British Virgin Islands as the directors consider necessary or desirable. The Company may hold an annual general meeting, but shall not (unless required by the applicable rules of the Designated Stock Exchange for so long as the Company’s Securities are listed or traded on the Designated Stock Exchange) be obliged to hold an annual general meeting.

56.	Upon the written request of members holding 30 percent or more of the outstanding voting shares in the Company the directors shall convene a meeting of members.

57.	The directors shall give not less than 7 days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

58.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

59.	A meeting of members may be called on short notice:

(a)	if members holding not less than 90 percent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 percent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 percent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)	if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

60.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

61.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

62.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

63.	An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We	being a member of the above
Company with	shares HEREBY APPOINT
of	or failing him
of	to be my/our proxy to vote for me/us at the meeting of members to be held on the day
of	and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

64.	The following shall apply in respect of joint ownership of shares:

a.	if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

b.	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners, and

c.	if two or more of the joint owners are present in person or by proxy they must vote as one.

65.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

66.	A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

67.	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

68.	At every meeting of members, the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose some one of their number to be the chairman. If the members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed form of proxy at the meeting shall preside as chairman failing which the oldest individual member or representative of a member present shall take the chair.

69.	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

70.	At any meeting of the members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

71.	Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any member.

72.	Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

73.	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

74.	Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

75.	An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

76.	The first directors of the Company shall be appointed by the first registered agent of the Company and thereafter the directors shall be appointed by resolution of members, subject to Article 83, for such term as the members determine. A person shall not be appointed as a director unless he has consented in writing to be a director.

77.	The minimum number of directors shall be one and the maximum number shall be 20. Unless otherwise determined by the Company in a meeting of shareholders and subject to the requirements of the Memorandum, the directors may by a Resolution of Directors, amend this Regulation 77 to change the number of directors. For as long as Securities of the Company are listed or traded on the Designated Stock Exchange, the directors shall include such number of Independent Directors as applicable law, rules or regulations of the Designated Stock Exchange may require for a foreign private issuer as long as the Company is a foreign private issuer.

78.	Each director shall hold office for the term, if any, fixed by resolution of members or until his earlier death, resignation or removal.

79.	Where the Company has only one member who is an individual and that member is also the sole director of the Company, that sole member/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company under section 111(1) of the Act as a reserve director of the Company to act in the place of the sole director in the event of his death.

80.	The nomination of a person as a reserve director of the Company ceases to have effect if;

a.	before the death of the sole member/director who nominated him;

(i)	he resigns as reserve director, or

(ii)	the sole member/director revokes the nomination in writing; or

b.	the sole member/director who nominated him ceases to be the sole member/director of the Company for any reason other than his death.

81.	A director may be removed from office, with or without cause, by a resolution of directors or a resolution of members. For the purposes of this Regulation 81, “cause” means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company. If a director is removed from office without cause by a resolution of the members, for the purposes of this Regulation, the resolution of members will require the affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

82.	A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director of the Company shall resign forthwith if he is, or becomes, disqualified to act as a director under the Act.

83.	The directors may at any time by resolution of directors appoint any person to be a director to fill a vacancy. There is a vacancy if a director dies or otherwise ceases to hold office as a director prior to the expiration of his term of office, where his term of office was fixed upon his appointment. The directors may not appoint a director to fill a vacancy for a term exceeding the term that remained when the person who has ceased to be a director left or otherwise ceased to hold office.

84.	The Company shall keep a register of directors containing:

a.	the names and addresses of the persons who are directors of the Company or who have been nominated as reserve directors of the Company;

b.	the date on which each person whose name is entered in the register was appointed as a director of the Company or nominated as a reserve director of the Company;

c.	the date on which each person named as a director ceased to be a director of the Company;

d.	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

e.	such other information as may be prescribed pursuant to the Act.

85.	The original or a copy of any register of directors shall be kept at the office of the registered agent of the Company.

86.	The register of directors may be in any such form as the directors may approve but if it is in magnetic, electronic or other data storage form, the company must be able to produce legible evidence of its contents.

87.	With the prior or subsequent approval by a resolution of members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

88.	A director shall not require a share qualification and may be an individual or a company.

POWERS OF DIRECTORS

89.	The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made. Notwithstanding anything in Section 175 of the Act the directors shall have the power to sell, transfer, lease, exchange or otherwise dispose of more than fifty percent of the assets of the Company without submitting a proposal to or obtaining the consent of the members of the Company.

90.	If the Company is a wholly-owned subsidiary of a holding company a director may when exercising powers or performing duties as a director act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

91.	The directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

92.	Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no agent has any power or authority with respect to the following;

a.	to amend the memorandum or articles;

b.	to change the registered office or agent;

c.	to designate committees of directors;

d.	to delegate powers to a committee of directors;

e.	to appoint or remove directors;

f.	to appoint or remove an agent;

g.	to fix emoluments of directors;

h.	to approve a plan of merger, consolidation or arrangement;

i.	to make a declaration of solvency for the purposes of section 198(1)(a) of the Act or to approve a liquidation plan;

j.	to make a determination under section 57(1) of the Act that the company will, immediately after a proposed distribution, satisfy the solvency test; or

k.	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

93.	Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

94.	The continuing directors may act notwithstanding any vacancy in their body, save that if their number is reduced to their knowledge below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of directors, the continuing directors or director may act only for the purpose of appointing directors to fill any vacancy that has arisen or for summoning a meeting of members.

95.	The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

96.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

97.	The Company shall keep a register of all relevant charges created by the Company showing:

a.	if the charge is a charge created by the Company, the date of its creation or if the charge is existing on property acquired by the Company, the date on which the property was acquired;

b.	a short description of the liability secured by the charge;

c.	a short description of the property charged;

d.	the name and address of the trustee for the security, or if there is no such trustee the name and address of the chargee;

e.	unless the charge is a security to bearer, the name and address of the holder of the charge;

f.	details of any prohibition or restriction , if any, contained in the instrument creating the charge on the power of the company to create any future charge ranking in priority to or equally with the charge; and

g.	such other information as may be prescribed pursuant to the Act.

98.	The original or a copy of the register of charges shall be kept at the registered office of the Company or at the office of the registered agent of the Company.

PROCEEDINGS OF DIRECTORS

99.	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable. Any one or more directors may convene a meeting of directors.

100.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

101.	A director shall be given not less than 3 days notice of meetings of directors, but a meeting of directors held without 3 days notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

102.	A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

103.	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one half of the total number of directors, unless there are only 2 directors in which case the quorum shall be 2.

104.	If the Company shall have only one director the provisions herein contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the members of the Company and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of directors. Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

105.	At every meeting of the directors the Chairman of the Board of Directors shall preside as chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the directors present shall choose some one of their number to be chairman of the meeting.

106.	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

107.	The directors shall cause the following records to be kept:

a.	minutes of all meetings of directors, members, committees of directors and committees of members; and

b.	copies of all resolutions consented to by directors, members, committees of directors and committees of members.

108.	The resolutions, records and minutes referred to in the preceding Article shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

109.	The directors may, by resolution of directors, designate one or more committees, each consisting of one or more directors.

110.	Subject to the following Article, each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee.

111.	The directors have no power to delegate the following powers to a committee of directors;

a.	to amend the memorandum or articles;

b.	to change the registered office or agent;

c.	to designate committees of directors;

d.	to delegate powers to a committee of directors;

e.	to appoint or remove directors;

f.	to appoint or remove an agent;

g.	to fix emoluments of directors;

h.	to approve a plan of merger, consolidation or arrangement;

i.	to make a declaration of solvency for the purposes of section 198(1)(a) or to approve a liquidation plan;

j.	to make a determination under section 57(1) that the company will, immediately after a proposed distribution, satisfy the solvency test; or

k.	to authorise the company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

Paragraphs (c) and (d) do not prevent a committee of directors, where authorised by the directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

112.	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

113.	Without prejudice to the freedom of the directors to establish any other committee, if the shares (or depositary receipts therefore) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the directors shall establish and maintain an audit committee as a committee of the board of directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The audit committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

114.	The Company shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis. The charter shall specify the responsibilities of the Audit Committee which shall include responsibility for, among other things, ensuring its receipt from the outside auditors of the Company of a formal written statement delineating all relationships between the auditor and the Company, and the Audit Committee’s responsibility for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor take appropriate action to oversee the independence of the outside auditor. In addition, the Audit Committee is responsible for reviewing potential conflict of interest situations and approving all Related Party Transactions.

115.	Without prejudice to the freedom of the directors to establish any other committees, the Board may establish a Stock Option Committee to administer the Company’s stock option plans, including authority to make and modify awards under such plans. For so long as the Securities of the Company are listed or traded on the Designated Stock Exchange, the Stock Option Committee shall have at least two Independent Directors. The Stock Option Committee will administer the Company’s stock option plans, including the authority to make and modify awards under such plans.

116.	Without prejudice to the freedom of the directors to establish any other committees, the Board may establish a Nominating Committee to assist the Board in identifying qualified individuals to become members of the Board.

OFFICERS

117.	The Company may by resolution of directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

118.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or resolution of members, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

119.	Subject to the rules of the Designated Stock Exchange, the emoluments of all officers shall be fixed by resolution of directors.

120.	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

121.	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

122.	A director of the Company is not required to comply with Article 121if;

a.	the transaction or proposed transaction is between the director and the Company; and

b.	the transaction or proposed transaction is or is to be entered into in the ordinary course of the company’s business and on usual terms and conditions.

123.	For the purposes of Article 121 a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

124.A.	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(i)	vote on a matter relating to the transaction;

(ii)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(iii)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

124.B.	For so long the Securities of the Company are listed or traded on the Designated Stock Exchange, the Company shall conduct an appropriate review of all material Related Party Transactions on an ongoing basis and shall utilize the Audit Committee for the review and approval of potential conflicts of interest situations.

INDEMNIFICATION

125.	Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who;

a.	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

b.	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

126.	The Company may only indemnify a person if the person acted honestly and in good faith in what he believed to be in the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

127.	For the purposes of the preceding Article, a director acts in the best interests of the Company if he acts in the best interests of;

a.	the Company’s holding company; or

b.	a shareholder or shareholders of the Company;

in either case, in the circumstances specified in Article 90.

128.	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

129.	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

130.	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with these Articles.

131.	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with these Articles.

132.	The indemnification and advancement of expenses provided by, or granted pursuant to, these Articles is not exclusive of any other rights to which the person seeking indemnification of advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

133.	If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

134.	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

135.	The Company shall have a Seal and may have more than one Seal. References herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the office of the registered agent of the Company. Except as otherwise expressly provided herein, the Seal when affixed to any written instrument, shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

136.	The directors of the Company may by resolution authorise a distribution by the Company at any time and of any amount and to any members they think fit if they are satisfied on reasonable grounds that immediately after the distribution;

a.	the value of the Company’s assets will exceed its liabilities, and

b.	the Company will be able to pay its debts as they fall due.

137.	A resolution of the directors passed under the preceding Article shall contain a statement that, in the opinion of the directors, immediately after the distribution the value of the Company’s assets will exceed its liabilities, and the Company will be able to pay its debts as they fall due.

138.	If, after a distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that the Company will, immediately after the distribution satisfy the solvency test, any distribution made by the Company is deemed not to have been authorised.

139.	If, by virtue of the preceding Article, a distribution is deemed not to have been authorised, a director who;

a.	ceased, after authorisation but before the making of the distribution, to be satisfied on reasonable grounds for believing that the company would satisfy the solvency test immediately after the distribution is made; and

b.	failed to take reasonable steps to prevent the distribution being made;

is personally liable to the company to repay to the company so much of the distribution as is not able to be recovered from members.

140.	A distribution made to a member at a time when the company did not, immediately after the distribution, satisfy the solvency test may be recovered by the company from the member unless;

a.	the member received the distribution in good faith and without knowledge of the company’s failure to satisfy the solvency test;

b.	the member has altered his position in reliance on the validity of the distribution; and

c.	it would be unfair to require repayment in full or at all.

DISTRIBUTIONS BY WAY OF DIVIDEND

141.	The Company may by a resolution of directors declare a distribution by way of dividend and pay such distribution in money, shares or other property. In the event that distributions by way of dividend are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the distribution by way of dividend, a fair and proper value for the assets to be so distributed.

142.	The directors may from time to time pay to the members such interim distributions by way of dividend as appear to the directors to be justified by the profits of the Company.

143.	The directors may, before declaring any distribution by way of dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set aside as a reserve fund upon such securities as they may select.

144.	Notice of any distribution by way of dividend that may have been declared shall be given to each member in the manner hereinafter mentioned and all distributions by way of dividend unclaimed for 3 years after having been declared may be forfeited by resolution of directors for the benefit of the Company.

145.	No distribution by way of dividend shall bear interest as against the Company and no distribution by way of dividend shall be paid on treasury shares or shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

146.	A share issued as a distribution by way of dividend by the Company shall be treated for all purposes as having been issued for money equal to the value determined by resolution of the directors. In the absence of fraud the decision of the directors as to the value of the share is conclusive unless a question of law is involved.

147.	A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a distribution by way of dividend of shares.

ACCOUNTS AND AUDIT

148.	The Company may by resolution of members call for the directors to prepare periodically a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

149.	The Company may by resolution of members call for the accounts to be examined by auditors.

150.	Subject to the rules of the Designated Stock Exchange, the first auditors shall be appointed by resolution of directors; subsequent auditors shall be appointed by the Audit Committee and shall hold office until the Audit Committee appoint another independent auditor.

151.	Subject to the rules of the Designated Stock Exchange, the remuneration of the auditors of the Company shall be fixed by the Audit Committee.

152.	The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

a.	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

b.	all the information and explanations required by the auditors have been obtained.

153.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

154.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

155.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

156.	Any notice, information or written statement to be given by the Company to members may be served in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

157.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

158.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

PENSION AND SUPERANNUATION FUNDS

159.	The directors may establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances or emoluments to, any persons who are or were at any time in the employment or service of the Company or any company which is a subsidiary of the Company or is allied to or associated with the Company or with any such subsidiary, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid or who hold or held any salaried employment or office in the Company or such other company, or any persons in whose welfare the Company or any such other company as aforesaid is or has been at any time interested, and to the wives, widows, families and dependents of any such person, and may make payments for or towards the insurance of any such persons as aforesaid, and may do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid. Subject always to the proposal being approved by resolution of members, a director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension allowance or emolument.

VOLUNTARY WINDING UP AND DISSOLUTION

160.	The Company may voluntarily commence to wind up and dissolve by a resolution of members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of directors.

CONTINUATION

161.	The Company may by resolution of members or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

ARBITRATION

162.	Whenever any difference arises between the Company on the one hand and any of the members or their executors, administrators or assigns on the other hand, touching the true intent and construction or the incidence or consequences of these Articles or of the Act, touching anything done or executed, omitted or suffered in pursuance of the Act or touching any breach or alleged breach or otherwise relating to the premises or to these Articles, or to any Act or Ordinance affecting the Company or to any of the affairs of the Company such difference shall, unless the parties agree to refer the same to a single arbitrator, be referred to 2 arbitrators one to be chosen by each of the parties to the difference and the arbitrators shall before entering on the reference appoint an umpire.

163.

If either party to the reference makes default in appointing an arbitrator either originally or by way of substitution (in the event that an appointed arbitrator shall die, be incapable of acting or refuse to act) for 10 days after the other party has given him notice to appoint the same, such other party may appoint an arbitrator to act in the place of the arbitrator of the defaulting party.

CAPITALISATION

164.	The Board may, at any time and from time to time, pass a resolution to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund of the Company (including its profit and loss account) whether or not the same is available for distribution and by applying such sum in paying up unissued shares or fractions of unissued shares to be issued to members to round up any fractions of shares issued to or registered in the name of such member(s) following or as a result of a share division or share combination effected by the Company pursuant to Article 54.

We, Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 27th day of October, 2009.

Incorporator

/s/ Nicole Wheatley
Portcullis TrustNet (BVI) Limited
Portcullis TrustNet Chambers
P.O. Box 3444
Road Town, Tortola
British Virgin Islands
(Sgd. Nicole Wheatley)